CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-197840), Form S-8 (No. 333-211363) and Form F-3 (No. 333-196755) of China Information Technology, Inc. of our report dated April 28, 2017 which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, on the consolidated financial statements of China Information Technology, Inc. and subsidiaries as of and for the year ended December 31, 2016, which report appears in the Annual Report on Form 20-F of China Information Technology, Inc. for the year ended December 31, 2016.

/s/ UHY LLP
New York, New York

April 28, 2017